Exhibit 5.1

May 15, 2020

Relmada Therapeutics, Inc.

880 Third Avenue, 12th Floor

New York, New York 10022

Re:	Relmada Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the sale through Jefferies LLC as the sales agent (the “Sales Agent”) from time to time by the Company of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), having an aggregate offering price of up to $75,000,000 (the “Shares”) all of which are authorized but heretofore unissued shares to be offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-234262) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended on October 28, 2019 and declared effective by the Securities and Exchange Commission on October 31, 2019, under the Securities Act, as supplemented by the prospectus supplement for the sale of the Shares dated May 15, 2020 (as so supplemented, the “Prospectus”), and that certain Open Market Sale AgreementSM dated as of May 15, 2020 between the Sales Agent and the Company (the “Sales Agreement”).

This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sales Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Private Corporations Law of the State of Nevada and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, which is incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP

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